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                                                                    EXHIBIT 99.1

    FAIRFAX, VA--January 6, 1998--Computer Learning Centers, Inc. (Nasdaq National Market: CLCX) ("CLC") today announced that it has completed the acquisition of Boston Education Corp., d/b/a Computer Learning Centers Boston ("CLC Boston"), a privately held provider of information technology ("IT") education and training. The acquisition, which was accounted for as a pooling of interests, was completed by issuing 100,074 shares of CLC common stock. After merger-related expenses, CLC believes that this acquisition should be accretive to earnings. CLC Boston had 1997 annual revenues of approximately $5.2 million and serves approximately 500 students at its two campuses: a main campus located in Somerville, Massachusetts and a branch in Methuen, Massachusetts.

    Reid Bechtle, President and Chief Executive Officer of CLC, commented, "The acquisition of CLC Boston represents our entrance into the New England market and strengthens CLC's presence in the Northeastern United States. By broadening its existing curriculum, we hope to build upon CLC Boston's established reputation as one of the region's leading providers high quality IT education and training."

    Boston Education Corp., d/b/a Computer Leaning Centers Boston, is one of the original Computer Learning Centers owned by Airco Education Services, a division of the BOC Group. CLC Boston was acquired in 1987 by Mr. David Carney, who is currently Boston Education Corp's President and CEO.

    Computer Learning Centers provides information and computer-related education and training at 19 Learning Centers in the United States. The company designs programs and courses to meet current information technology education needs, offering instruction in technologies such as client server, databases, networking and object-oriented programming.

    This press release contains forward-looking statements. The words "believe", "expect", "intend", "anticipate" and "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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